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                                                                    EXHIBIT 10.5


                                 PEERLOGIC, INC.

             FEBRUARY 2000 INCENTIVE PLAN - UNITED KINGDOM SUB-PLAN

The Board of Directors of PeerLogic, Inc., a California corporation (the "COMPANY") has established these rules (the "UK RULES") for purposes of operating the February 2000 Incentive Plan of the Company (the "PLAN") in a manner which complies with UK law and practice in relation to grants of stock options to Participants in the United Kingdom of options for the acquisition of Common Stock.

The options (the "OPTIONS") to which the UK Rules apply are those to which the UK Rules are expressed to apply at the time when the Options are granted. The Plan, as supplemented or modified by the UK Rules, is referred to as the "SUB-PLAN". Unless the context otherwise requires, expressions used in the UK Rules have the same meanings as in the Plan and expressions not defined in the Plan have the meanings given to them by this Sub-Plan.

The Plan annexed hereto shall apply as if incorporated into this Sub-Plan with the following modifications which override any inconsistent provisions of the
Plan:

1. An Option shall only be transferable or assignable by the Optionee by will or the laws of intestacy. During the Optionee's lifetime, only an Optionee may exercise an Option.

2.   No grants of Incentive Stock Options will be made under the Sub-Plan.

3. The amount due on the exercise of an Option will be paid only in cash or by cheque and the Optionee will bear all currency risks and costs associated with exercising an Option.

4. An Option shall not afford the Optionee any rights or additional rights to compensation or damage as a consequence of the loss or termination of office or employment with any Group Company (defined below) for any reason whatsoever (including, without limitation, wrongful or unfair dismissal). Any loss or potential loss which an Optionee may suffer by reason of being unable to exercise an Option or the loss of any other right or benefit or prospective right or benefit under the Plan resulting from the loss or termination of the Optionee's office or employment with any Group Company shall not afford the Optionee any rights or additional rights to compensation or damage.

5. No Option shall be exercisable and no obligation shall arise upon the Company to procure the issue of or purchase of Common Stock or transfer Common Shares or do any other thing in relation to an Option and/or do any other thing in relation to an Optionee under or in connection with the Plan (together "Grantor Action") unless and until the Company is satisfied in its absolute discretion that either:

     5.1. Such person has made payment, or has made arrangements satisfactory to the Company for the payment to it and/or to any Subsidiary, of such sum as is, in the sole discretion of the Company, sufficient to satisfy any liability for any tax and/or (to the extent lawful from time to time) national insurance contributions or the like in any jurisdiction which are or would be recoverable from such person as a result of such Grantor Action or the exercise of an Option and in respect of which the Company and/or any Subsidiary is liable to account (in any jurisdiction); or

     5.2. Such person has entered into an agreement with it and/or any Subsidiary (in a form satisfactory to the Company) to ensure that such payment is made by the Optionee.

6. In this Sub-Plan, "GROUP COMPANY" means the Company and its subsidiaries from time to time or any company which is its Holding Company or Subsidiary of such holding company from time to time (where "Holding Company" and "Subsidiary" have the same meanings given to them by the UK Companies Act
     1985).